 Exhibit 99.1

Air Industries Group, Inc. (the "Company" or "Air Industries") announces financial results for the three and twelve months ended December 31, 2012.

BAYSHORE, NY--(Marketwire - Mar 25, 2013)  Air Industries Group, Inc. ( OTBB : AIRI )

Operating Results for the year  ended December 31, 2012 and 2011:

For the year ended December 31, 2012, consolidated net sales were $64,215,000 an increase of $10,470,000 or 19.5% compared to net sales of $53,745,000 for the prior year. Net sales at Air Industries Machining Corp. were $42,075,000 a decrease of $(593,000), or 1% from $42,668,000 for the prior year. Net sales at Welding Metallurgy, Inc were $14,907,000 an increase of $3,830,000 or 34.6% from $11,077,000 for the prior year. Net sales at Nassau Tool Works for the period June 20 through December 31, 2012 were $7,233,000. Air Industries acquired Nassau Tool Works on June 20, 2012.

These results for the years ended December 31, 2012 and 2011 are summarized below:

(all amounts in 000's)	Twelve Months Ended December 31,		Change from prior year
Net Sales	2012	2011	in $	as a %
Air Industries Machining	$42,075	$42,668	$(593)	-1.4%
Welding Metallurgy Inc.	14,907	11,077	3,830	34.6%
Nassau Tool Works	7,233	-	7,233	n/m
Consolidated	$64,215	$53,745	$10,470	19.5%

For the year ended December 31, 2012 consolidated net operating income was $5,984,000, an increase of $1,605,000 or 37% from $4,379,000 for the prior year. Consolidated net income before tax was $3,995,000 an increase of $1,691,000 or 73% from $2,304,000 in the prior year. Consolidated net income was $2,548,000 an increase of $301,000, or 13% compared with $2,247,000 for the prior year.

Earnings per common share were $0.54 a decrease of ($0.09) or (14.0%) compared with $0.63 for the prior year. Earnings per common share decreased despite an increase in net income due to the increase in the number of shares outstanding. Air Industries also exhausted its Net Operating Loss carry-forward in the first quarter of 2012, increasing income tax expense for 2012 as compared to 2011.

These results for the years ended December 31, 2012 and 2011 are summarized below:

(in 000's except per share data)
	Twelve Months Ended December 31,		Increase over prior year
Consolidated:	2012	2011	in $	as a %
Operating Income	$5,984	$4,379	$1,605	36.7%
Income before Tax	3,995	2,304	1,691	73.4%
Net Income	2,548	2,247	301	13.4%
Net Income Per Share	$0.54	$0.63	$(0.09)	-14.0%

•	Consolidated gross profit was $14,858,000, or 23.14% of sales for 2012 compared with $10,928,000 or approximately 20.3% of sales for 2011.

•
Consolidated operating costs for 2012 were $8,874,000 an increase of 2,325,000 or 35% compared to $6,549,000 for the prior year. Approximately 70% of the increase in operating costs resulted from the inclusion of costs of Nassau Tool Works for the full quarter.

Operating results for the three months ended December 31, 2012 and 2011:

For the three months ended December 31, 2012, consolidated net sales were $17,380,000, an increase of $2,613,000 or 17.7% compared to net sales of $14,767,000 for the 4th qtr 2011. Net sales at Air Industries Machining Corp. for the 4th qtr 2012 were $8,761,000, a decrease of $(2,844,000) or (24.5%) from $11,605,000 for the 4th qtr 2011. Net sales at Welding Metallurgy, Inc for the 4th qtr 2012 were $4,978,000, an increase of $1,816,000 or 57.5% from $3,162,000 for the 4th qtr 2011. Net sales at Nassau Tool Works for the 4th qtr 2012 were $3,641,000.

These results for the three months ended December 31, 2012 and 2011 are summarized below:

(all amounts in 000's)	Three Months Ended December 31,		Increase over prior year
Net Sales	2012	2011	in $	as a %
Air Industries Machining	$8,761	$11,605	$(2,844)	-24.5%
Welding Metallurgy Inc.	4,978	$3,162	1,816	57.5%
Nassau Tool Works	3,641	-	3,641	n/m
Consolidated	$17,380	$14,767	$2,614	17.7%

For the three months ended December 31, 2012 consolidated net operating income was $1,634,000, an increase of $438,000 or 36.7% from $1,196,000 for the 4th qtr 2011. Consolidated income before tax for the 4th qtr 2012 was $1,204,000 an increase of $519,000 or 75.876.3% from $685,000 in the 4th qtr 2011. Consolidated net income for the 4th qtr 2012 was $796,000 an increase of $108,000 or 15.8% compared with $685,000 for the 4th qtr 2011.

Earnings per common share for the 4th qtr 2012 were $0.14 a decrease of $(.05) or approximately (28.2%) ???compared with $0.19 for the 4th qtr 2011.  Earnings per common share decreased despite an increase in net income due to the increase in the number of shares outstanding as a result of the Private Placement of shares relating to the acquisition of Nassau Tool Works and recapitalization of the company. Air Industries also exhausted its Net Operating Loss carry-forward in the first quarter of 2012, increasing income tax expense for the 4th qtr 2012 as compared to the 4th qtr 2011.

These results for the three months ended December 31, 2012 and 2011 are summarized below:

(in 000's except per share data)
	Three Months Ended December 31,		Increase over prior year
Consolidated:	2012	2011	in $	as a %
Operating Income	$1,634	$1,195	$439	36.7%
Income before Tax	1,204	685	519	75.8%
Net Income	796	685	108	15.8%
Net Income Per Share	$0.14	$0.19	$(0.05)	-28.2%

•	Consolidated gross profit was $4,318,000 for the 4th qtr 2012, or approximately 24.8% of sales for the quarter compared with $3,062,000 or approximately 20.7% of sales for the 4th qtr 2011.

•
Consolidated operating costs were $2,684,000 for the 4th quarter 2012, an increase of $818,000 or 43.8% compared to $1,866,000 for the 4th qtr 2011. All of the increase in operating costs resulted from the inclusion of Nassau Tool Works costs for the quarter.

Balance Sheet Data:

At December 31 2012:

•	Total Assets were $53,156,000, an increase of $16,175,000 or 43.7% from $36,981,000 at December 31, 2011.
•	Total Liabilities were $34,168,000 an increase of $1,853,000 or 5.7% from December 31, 2011.
•	Stockholders Equity was $18,988,000 an increase of $14,322,000 or 306.9% from $4,666,000December 31, 2011.

The increase in stockholders equity resulted primarily from the private placement of common stock in June 2012, together with the conversion of approximately $5,000,000 in junior subordinated notes. This accounted for in excess of $11,000,000 of the increase with the balance of the increase resulting from retained earnings.

Total debt outstanding at remained relatively constant with at approximately $23,851,000 outstanding at December 31, 2012, an increase of $804,000 or 3.4% from $ 23,047,000 at December 31, 2011.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries commented: “Air Industries Group had many accomplishments in 2012, in particular the acquisition of Nassau Tool Works. As we acquired Nassau Tool Works, Taglich Brothers completed a private placement of approximately one million shares and facilitated the conversion of most of our Junior Subordinated Notes to common stock. This transaction increased our stockholders equity significantly and allowed us to acquire Nassau Tool with only a minor increase in our total debt outstanding.

Our consolidated operating results for the year are very gratifying as our net income increased to more than $2.5 million. Our pre-tax income increased more dramatically to nearly $4.0 million more than 73% greater than in 2011. In 2011 and in prior years we were able to use our Net Operating Loss carry-forwards to offset most of our taxable income. During 2012 we exhausted theseand have higher tax expense as a result.

Like many defense contractors we are concerned about the Defense budget and the recent sequester imposed by the Government. We have already seen some negative effects at our Air Industries Machining subsidiary which we believe were in anticipation of the sequester. We have not as yet seen any noticeable effects at either Welding Metallurgy or at Nassau Tool. While we believe that our Company is well positioned on aircraft platforms and programs that will be largely sheltered from the effects of spending reductions, we do expect that our customers will continue to be cautious about placing orders.

 Our goals for 2013 include:

•	continuing the integration of Nassau Tool Works and rationalizing our production between it and Air Industries Machining,
•	continuing the growth and expansion of Welding Metallurgy, expanding its presence in aero-structures, and,
•	investigating potential acquisition candidates to expand our product offerings and capabilities,

Despite the challenges imposed by the uncertain budgetary environment we are confident of our long-term growth and continued profitability.”

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (AIRI.PK) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Air Industries Group, Inc.
631.881.4913